Exhibit 99.1

NEWS RELEASE

July 19, 2017

AVANGRID Reports Second Quarter 2017 Earnings Results

and Affirms 2017 Earnings Outlook

(Orange, CT – July 19, 2017) Today AVANGRID, Inc. (NYSE: AGR) reported consolidated net income of $120 million, or $0.39 per share, for the second quarter ended June 30, 2017, compared to $102 million, or $0.33 per share, for the same period in 2016, a 17% increase in net income. For the first six months of 2017, consolidated net income was $359 million, or $1.16 per share, compared to $314 million, or $1.01 per share, for the first six months of 2016, a 14% increase in net income.

Net income and earnings per share for the second quarter and first six months of 2017 and 2016 on a U.S. GAAP basis are set forth below:

	Net Income (Loss) - $M
	Three Months ended June 30,			Six Months ended June 30,
$M	2017	2016	‘17 vs ‘16	2017	2016	‘17 vs ‘16
Networks	$96	$79	$17	$268	$244	$24
Renewables	31	41	(11)	100	84	16
Corporate	10	4	6	5	18	(13)
Gas Storage	(16)	(22)	6	(14)	(32)	18

Net Income	$120	$102	$18	$359	$314	$45

	Earnings (Loss) Per Share
	Three Months ended June 30,			Six Months ended June 30,
	2017	2016	‘17 vs ‘16	2017	2016	‘17 vs ‘16
Networks	$0.31	$0.25	$0.06	$0.87	$0.79	$0.08
Renewables	0.10	0.13	(0.03)	0.32	0.27	0.05
Corporate	0.03	0.01	0.02	0.02	0.06	(0.04)
Gas Storage	(0.05)	(0.07)	0.02	(0.05)	(0.10)	0.06

Earnings Per Share	$0.39	$0.33	$0.06	$1.16	$1.01	$0.15

Weighted-avg # of Shares (M):	309.5	309.5		309.5	309.5
Amounts may not add due to rounding

Excluding mark-to-market adjustments in the Renewables segment, the non-core Gas Storage business and the sale of certain equity investments in 2016, the non-GAAP consolidated adjusted net income was $143 million, or $0.46 per share, for the second quarter ended June 30, 2017, compared to $118 million, or $0.38 per share, for the same period in 2016, a 21% increase in adjusted net income. For the first six months of 2017, the non-GAAP consolidated adjusted net income was $369 million, or $1.19 per share, compared to $322 million, or $1.04 per share, for the same period in 2016, a 15% increase in adjusted net income. For additional information, see “Use of Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” below.

“We had another quarter of consistent financial results as we continue to deliver on our 2017 earnings outlook and long-term growth plans,” said James P. Torgerson, chief executive officer of AVANGRID. “Earnings once again improved compared to 2016 primarily due to the implementation of new rate plans and higher wind production. We are affirming our 2017 adjusted earnings outlook of $2.10–$2.35 per share and will continue to focus on the execution of our capital investment plan as well as our Forward 2020 initiatives.”

“Our long-term growth strategy remains on track. We have been successful in securing power purchase agreements (PPAs) for both new and existing capacity and recently executed a PPA for 200 mega-watts (MW) to be sourced from a new wind farm in Texas,” added Torgerson. “Year to date, 401 MW of PPAs for new wind farms have been secured. We also have been successful in replacing 589 MW of existing and future merchant capacity with fixed price contracts. We secured three additional contracts in the second quarter of 2017 increasing our projected contracted capacity to 73% by year end 2017 from 62% in 2016. Additionally, we have executed a 100 MW repowering PPA in the Midwest, bringing our total repowering for the year to 122 MW. All of our Renewables projects currently under construction remain on track for their expected in-service dates.”

“And lastly, later this month we plan to bid multiple transmission and/or renewables solutions in the Clean Energy RFP issued by Massachusetts Electric Distribution Companies and the Department of Energy Resources for 9.45 terawatt hours of clean energy power by 2022 and will also look to participate in the recently opened offshore RFP with responses due at the end of this year. In May, Avangrid Renewables formed a strategic partnership with Copenhagen Infrastructure Partners to jointly develop a large scale wind project off the coast of Massachusetts, acquiring a 50 percent ownership interest in Vineyard Wind,” added Torgerson. “This partnership, along with our family of companies’ extensive offshore wind experience, demonstrates our strong commitment to execute our growth strategy and expand both our onshore and offshore renewables portfolio across the U.S.”

Avangrid Networks

Avangrid Networks earned $96 million, or $0.31 per share, in the second quarter of 2017, compared to $79 million, or $0.25 per share, in the second quarter of 2016. For the first six months of 2017, Avangrid Networks earned $268 million, or $0.87 per share, compared to $244 million, or $0.79 per share, for the first six months of 2016. Year-to-date 2016 earnings include interest expense in the amount of $7.2 million (pre-tax), or $0.02 per share, related to $450 million of UIL Holdings Corporation debt. This debt which was moved from Avangrid Networks to Corporate at the end of 2016 and does not have an impact on consolidated results. Earnings for the second quarter and first six months of 2017 compared to 2016 benefitted primarily from the implementation of new rate plans and lower interest expense with the transfer of the UIL Holdings Corporation debt to Corporate, which was partially offset by expected earnings sharing related to the first rate year of the rate settlement in New York. Adjusted net income increased by 21% and 9% for the second quarter and first six months of 2017, compared to 2016, respectively.

Avangrid Renewables

Avangrid Renewables earned $31 million, or $0.10 per share, in the second quarter of 2017, compared to $41 million, or $0.13 per share, for the same period in 2016. For the first six months of 2017, Avangrid Renewables earned $100 million, or $0.32 per share, compared to $84 million, or $0.27 per share, for the first six months of 2016. Second quarter and year-to-date 2016 earnings include a minor gain on the sale of an equity method investment. Earnings for the second quarter of 2017 compared to 2016 decreased due to negative mark-to-market, partially offset by improved wind production, although below normal, primarily from the inclusion of the 208 MW Amazon Wind Farm U.S. East. Earnings for the first six months of 2017 compared to

2016 benefitted from improved wind production and a lower effective tax rate. Excluding mark-to-market and the minor gain on the sale of an equity method investment in 2016, adjusted net income increased by 7% and 26% for the second quarter and first six months of 2017, compared to 2016, respectively.

Corporate

Corporate produced net income of $10 million, or $0.03 per share, in the second quarter of 2017, compared to net income of $4 million, or $0.01 per share, in the second quarter of 2016. For the first six months of 2017, Corporate had net income of $5 million, or $0.02 per share, compared to net income $18 million, or $0.06 per share, for the first six months of 2016. Year-to-date results for 2017 reflect an increase in interest expense compared to year-to-date 2016 due to the transfer of UIL Holdings Corporation debt described above and year-to-date results for 2016 include the gain from the sale in Iroquois of $19 million, or $0.06 per share.

Gas Storage

Gas Storage incurred a net loss of $16 million, or $0.05 per share, in the second quarter of 2017, compared to a net loss of $22 million, or $0.07 per share, for the same period in 2016. For the first six months of 2017, Gas Storage incurred a net loss of $14 million, or $0.05 per share, compared to a net loss of $32 million, or $0.10 per share, for the first six months of 2016.

Outlook

Avangrid affirms its adjusted consolidated earnings outlook for 2017 of $2.10-$2.35 per share. Details of the earnings components are summarized as follows.

Outlook - Estimated EPS(1)

As of July 19, 2017
Networks	$1.66 - $1.74
Renewables(2)	$0.50 - $0.65
Corporate	$(0.08) - $(0.05)
Adjusted EPS(3)	$2.10 - $2.35

Amounts may not add due to rounding; Estimates are not expected to be additive.

(1)	Assumes approx. 309.5 million shares outstanding
(2)	Includes the assumption of the purchase of 49.5% of the El Cabo wind project by JV partner
(3)	Excludes non-core Gas Storage and Renewables mark-to-market

Primary outlook assumptions include:

•	Full year NYSEG, RG&E and UI-Distribution rates

•	Further integration & best practices

•	Normal wind

•	Full year Renewables extension of wind assets useful life

•	Full year Amazon Wind Farm U.S. East

•	Additional Wind projects by year-end

•	Excludes non-core Gas Storage and Renewables mark-to-market

Although it is not included in our 2017 adjusted consolidated earnings outlook, the Gas Storage business is projected to earn $(0.12)-$(0.08) per share in 2017.

Webcast

Avangrid will webcast an audio-only financial presentation in conjunction with releasing second quarter 2017 earnings today beginning at 10:00 A.M. Eastern time. The webcast will feature a presentation from Avangrid’s CEO, James P. Torgerson and other members of the executive team, and can be accessed through the Investor Relations’ section of Avangrid’s website at http://www.Avangrid.com.

Contacts:

Analysts: Patricia Cosgel 203-499-2624

Media: Michael West Jr. 203-499-3858

Avangrid, Inc. (NYSE: AGR) is a diversified energy and utility company with more than $31 billion in assets and operations in 27 states. The company owns regulated utilities and electricity generation assets through two primary lines of business, Avangrid Networks and Avangrid Renewables. Avangrid Networks is comprised of eight electric and natural gas utilities, serving approximately 3.2 million customers in New York and New England. Avangrid Renewables operates 6.6 gigawatts of electricity capacity, primarily through wind power, in 23 states across the United States. Avangrid employs approximately 6,800 people. For more information, visit www.avangrid.com.

Forward Looking Statements

Certain statements in this presentation may relate to our future business and financial performance and future events or developments involving us and our subsidiaries that are not purely historical and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “should,” “can,” “expects,” “believes,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” “is confident that” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. Such forward looking statements include, but are not limited to, statements about our plans, objectives and intentions, outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on our business, results of operations or financial condition. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation, the risks and uncertainties set forth under the section entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2017, which is on file with the Securities and Exchange Commission (SEC) and available on our investor relations website at www.Avangrid.com and on the SEC website at www.sec.gov. Additional information will also be set forth in subsequent filings with the SEC. You should consider these factors carefully in evaluating forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this presentation whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Use of Non-GAAP Financial Measures

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, Avangrid considers certain non-GAAP financial measures that are not prepared in accordance with U.S. GAAP, including adjusted net income and adjusted earnings per share. The non-GAAP financial measures we use are specific to Avangrid and the non-GAAP financial measures of other companies may not be calculated in the same manner. We use these non-GAAP financial measures, in addition to U.S. GAAP measures, to establish operating budgets and operational goals to manage and monitor our business, evaluate our operating and financial performance and to compare such performance to prior periods and to the performance of our competitors. We believe that presenting such non-GAAP financial measures is useful because such measures can be used to analyze and compare profitability between companies and industries because it eliminates the impact of financing and certain non-cash charges as well as allow for an evaluation of Avangrid with a focus on the performance of its core operations. In addition, we present non-GAAP financial measures because we believe that they and other similar measures are widely used by certain investors, securities analysts and other interested parties as supplemental measures of performance.

We provide adjusted net income and adjusted earnings per share, which are adjusted to reflect the effect of mark-to-market changes in the fair value of derivative instruments used by Avangrid to economically hedge market price fluctuations in related underlying physical transactions for the purchase and sale of electricity, adjustments for the non-core Gas Storage business, for which we are exploring strategic options, and the impairment of certain investments and excludes the sale of certain equity investments. We believe adjusted net income is useful in understanding and evaluating actual and projected financial performance and contribution of Avangrid core lines of business and to more fully compare and explain our results. The most directly comparable U.S. GAAP measure to adjusted net income is net income. We also provide adjusted earnings per share, which is adjusted net income converted to an earnings per share amount.

The use of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, Avangrid’s U.S. GAAP financial information, and investors are cautioned that the non-GAAP financial measures are limited in their usefulness, may be unique to Avangrid, and should be considered only as a supplement to Avangrid’s U.S. GAAP financial measures. The non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and have limitations as analytical tools. Non-GAAP financial measures are not primary measurements of our performance under U.S. GAAP and should not be considered as alternatives to operating income, net income or any other performance measures determined in accordance with U.S. GAAP.

Avangrid, Inc.

Condensed Consolidated Statements of Income

(In Millions except per share amounts)

(Unaudited)

	Three Months ended		Six Months ended
	June 30,		June 30,
($M)	2017	2016	2017	2016
Operating Revenues	$1,331	$1,439	$3,089	$3,109

Operating Expenses
Purchased power, natural gas and fuel used	242	221	707	649
Operations and maintenance	522	558	1,073	1,109
Depreciation and amortization	206	213	403	418
Taxes other than income taxes	138	125	285	262

Total Operating Expenses	1,108	1,117	2,468	2,438

Operating Income	223	322	621	671

Other Income and (Expense)
Other income	8	20	21	69
Earnings from equity method investments	1	—	3	2
Interest expense, net of capitalization	(68)	(68)	(139)	(152)

Income Before Income Tax	164	274	506	590

Income tax expense	44	172	147	276

Net Income	$120	$102	$359	$314

Earnings per Common Share, Basic:	$0.39	$0.33	$1.16	$1.01

Earnings per Common Share, Diluted:	$0.39	$0.33	$1.16	$1.01

Weighted-average Number of Common Shares Outstanding (M):
Basic	309.5	309.5	309.5	309.5
Diluted	309.8	309.7	309.8	309.7

Amounts may not add due to rounding

Operating revenues and income tax expense for the three and six month periods ended June 30, 2016 include increases for unfunded future income taxes that were adjusted in the amount of $126 million to reflect the change from a flow through to normalization method following the approval of the Joint Proposal by the NYPSC. This item does not impact net income for the periods.

Avangrid, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

($M)	June 30, 2017	December 31, 2016
ASSETS
Current assets	$1,932	$2,252
Net property, plant & equipment in service	20,419	20,077
Total property, plant & equipment	22,290	21,548
Regulatory assets	3,013	3,091
Goodwill	3,124	3,124
Other assets	1,126	1,294

Total Assets	$31,485	$31,309

LIABILITIES AND EQUITY
Current liabilities	2,472	2,712
Regulatory liabilities	2,310	2,318
Other non-current liabilities	6,689	6,647
Non-current debt	4,773	4,510

Total Liabilities	16,244	16,187

EQUITY
Common stock	3	3
Additional paid-in-capital	13,655	13,653
Treasury stock	(8)	(5)
Retained earnings	1,639	1,544
Accumulated other comprehensive loss	(62)	(86)

Total Stockholders’ Equity	15,227	15,109

Noncontrolling interests	14	13
Total Equity	15,241	15,122

Total Liabilities & Equity	$31,485	$31,309

Amounts may not add due to rounding

Avangrid, Inc.

Condensed Consolidated Statement of Cash Flows

(Unaudited)

	Six Months Ended
	June 30,
$M	2017	2016
Cash Flow from Operating Activities:
Net income	$359	$314

Net Cash Provided by Operating Activities	925	906

Cash Flow from Investing Activities:
Capital expenditures	(1,069)	(674)
Contributions in aid of construction	21	41
Proceeds from sale of property, plant and equipment	3	43
Proceeds from sale of equity method and other investment	5	57
Receipts from affiliates	—	2
Cash distribution from equity method investments	2	2
Other investments and equity method investments, net	(7)	(8)

Net Cash Used in Investing Activities	(1,045)	(537)

Cash Flow from Financing Activities:
Non-current note issuance	294	—
Repayments of non-current debt	(23)	(45)
Receipts (repayments) of other short-term debt, net	158	(160)
Payments on tax equity financing arrangements	(60)	(53)
Repayments of capital leases	(31)	(4)
Repurchase of common stock	(3)	(4)
Issuance of common stock	(1)	(2)
Dividends paid	(268)	(134)

Net Cash Provided by (Used in) Financing Activities	66	(402)

Net Decrease in Cash, Cash Equivalents and Restricted Cash	(54)	(33)

Cash, Cash Equivalents and Restricted Cash, beginning of	96	434

Cash, Cash Equivalents and Restricted Cash, end of period	$42	$401

Amounts may not add due to rounding

Reconcilation of Non-GAAP Financial Measures

Avangrid, Inc.

Reconciliation of Non-GAAP Adjusted Net Income (Loss) - $M

(Unaudited)

	Three Months ended June 30,			Six Months ended June 30,
	2017	2016	‘17 vs ‘16	2017	2016	‘17 vs ‘16
Networks	$96	$79	$17	$268	$244	$24
Renewables	31	41	(11)	100	84	16
Corporate	10	4	6	5	18	(13)
Gas Storage	(16)	(22)	6	(14)	(32)	18

Net Income	$120	$102	$18	$359	$314	$45
Adjustments:
Sale of equity method investment	—	(3)	3	—	(36)	36
Impairment of investment	—	—	—	—	3	(3)
Mark-to-market adjustments - Renewables	11	(7)	19	(6)	(8)	2
Income tax impact of adjustments*	(4)	4	(8)	2	17	(15)
Gas Storage, net of tax	16	22	(6)	14	32	(18)

Adjusted Net Income	$143	$118	$25	$369	$322	$48

*	2017: Income tax impact of adjustments: $2M from MtM adjustment-Renewables.
*	2016: Income tax impact of adjustments: $14M from sale of equity method investment- Corporate, $(1)M on impairment of investment - Networks, $1M from sale of other investment and $3M from MtM adjustments - Renewables ..

	Non-GAAP Adjusted Net Income (Loss) - $M
	Three Months ended June 30,			Six Months ended June 30,
	Adjusted 2017	Adjusted 2016	Adjusted ‘17 vs ‘16	Adjusted 2017	Adjusted 2016	Adjusted ‘17 vs ‘16
Networks	$96	$79	$17	$268	$246	$22
Renewables	38	35	3	97	77	20
Corporate	10	4	6	5	(1)	6

Adjusted Net Income	$143	$118	25	$369	$322	48

Avangrid, Inc.

Reconciliation of Adjusted Non-GAAP Earnings (Loss) Per Share (EPS)

(Unaudited)

	Three Months ended June 30,			Six Months ended June 30,
	2017	2016	‘17 vs ‘16	2017	2016	‘17 vs ‘16
Networks	$0.31	$0.25	$0.06	$0.87	$0.79	$0.08
Renewables	0.10	0.13	(0.03)	0.32	0.27	0.05
Corporate	0.03	0.01	0.02	0.02	0.06	(0.04)
Gas Storage	(0.05)	(0.07)	0.02	(0.05)	(0.10)	0.06

Earnings Per Share	$0.39	$0.33	$0.06	$1.16	$1.01	$0.15
Adjustments:
Sale of equity method investment	—	(0.01)	0.01	—	(0.12)	0.12
Impairment of investment	—	—	—	—	0.01	(0.01)
Mark-to-market adjustments - Renewables	0.04	(0.02)	0.06	(0.02)	(0.03)	0.01
Income tax impact of adjustments*	(0.01)	0.01	(0.03)	0.01	0.06	(0.05)
Gas Storage, net of tax	0.05	0.07	(0.02)	0.05	0.10	(0.06)

Adjusted Earnings Per Share	$0.46	$0.38	$0.08	$1.19	$1.04	$0.15

Weighted-avg # of Shares (M):	309.5	309.5		309.5	309.5
Amounts may not add due to rounding

*	2017: EPS Income tax impact of adjustments: $0.01 from MtM adjustment - Renewables.
*	2016: EPS Income tax impact of adjustments: $0.05 from sale of equity method investment - Corporate and $0.01 from MtM adjustment - Renewables.

	Non-GAAP Adjusted Earnings (Loss) Per Share
	Three Months ended June 30,			Six Months ended June 30,
	Adjusted 2017	Adjusted 2016	Adjusted ‘17 vs ‘16	Adjusted 2017	Adjusted 2016	Adjusted ‘17 vs ‘16
Networks	$0.31	$0.26	$0.05	$0.87	$0.79	$0.07
Renewables	0.12	0.11	0.01	0.31	0.25	0.06
Corporate	0.03	0.01	0.02	0.02	(0.00)	0.02

Adjusted Earnings Per Share	$0.46	$0.38	$0.08	$1.19	$1.04	$0.15

Weighted-avg # of Shares (M):	309.5	309.5		309.5	309.5
Amounts may not add due to rounding